UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2017

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14556	86-0786101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ 85054

(Address of principal executive offices, including zip code)

(623) 932-6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On September 22, 2017 (the “Effective Date”), Oregon Potato Company, a Washington corporation (“Buyer”), acquired certain of the assets, properties and rights related to the frozen fruits, vegetable blends and beverages, and frozen desserts business (the “Frozen Business”) of Inventure Foods, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiaries, Rader Farms, Inc., a Delaware corporation (“Rader”), and Willamette Valley Fruit Company, a Delaware corporation (“Willamette”) (collectively, the “Frozen Business”), pursuant to an Asset Purchase Agreement, dated as of September 8, 2017, by and among the Company, Rader, Willamette and Buyer (the “Purchase Agreement”), for cash consideration of $50.0 million, adjusted for estimated net working capital as of the Effective Date and reduced for transaction costs (the “Transaction”).

In accordance with the Purchase Agreement, Buyer acquired certain of the assets, properties and rights of the Frozen Business, including inventory, frozen food processing equipment assets, certain real property and associated plants primarily located in Lynden, Washington and Salem, Oregon, and other intellectual property. The Frozen Business plants processed and packaged individually quick frozen (“IQF”) fruits sold primarily to grocery stores, club stores and mass merchandisers and through the industrial channel as ingredients.

The Company, Rader, Willamette and Buyer each made customary representations, warranties and covenants in the Purchase Agreement. The parties also agreed to provide customary indemnities, which are subject to customary limitations.

The net proceeds from the Transaction were used to repay in full the indebtedness under the Company’s revolving credit facility with Wells Fargo Bank, National Association and the other lenders party thereto, and to pay down indebtedness under its term loan credit facility with BSP Agency, LLC and the other lenders party thereto, as required under such credit facilities.

The foregoing descriptions of the Purchase Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On September 28, 2017, the Company issued a press release announcing the closing of the Transaction, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable.

(b)     Pro Forma Financial Information.

The unaudited pro forma condensed combined financial statements of the Company as of and for the six months ended July 1, 2017 and for the fiscal year ended December 31, 2016 giving effect to the sale are filed herewith as Exhibit 99.1 and are incorporated herein by reference.

The unaudited pro forma consolidated condensed financial statements are not intended to be a complete presentation of the Company’s financial position or results of operations had the sale occurred as of and for the periods indicated.  In addition, the unaudited pro forma consolidated condensed financial statements are provided for illustrative and informational purposes only, and are not necessarily indicative of the Company’s historical or future results of operations or financial condition had the sale been completed on the dates assumed.

The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the Securities and Exchange Commission on March 31, 2017 and the Company’s historical unaudited consolidated financial statements as of and for the six months ended July 1, 2017 included in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 10, 2017.

(c)   Shell Company Transactions

Not applicable.

(d)  Exhibits.

The Exhibits List in the Index to Exhibits of this Current Report on Form 8-K is incorporated herein by reference as the list of exhibits required as part of this Item 9.01.

EXHIBIT INDEX

Exhibit	Description

2.1*

Asset Purchase Agreement, dated as of September 8, 2017, by and among Inventure Foods, Inc., Rader Farms, Inc., Willamette Valley Fruit Company and Oregon Potato Company, as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated as of September 22, 2017, by and among Inventure Foods, Inc., Rader Farms, Inc., Willamette Valley Fruit Company and Oregon Potato Company.*

99.1

The unaudited pro forma condensed consolidated financial statements of the Company as of and for the six months ended July 1, 2017 and for the fiscal year ended December 31, 2016 giving effect to the sale.

99.2	Press Release, dated September 28, 2017, issued by Inventure Foods, Inc., announcing the closing of the Transaction.

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Inventure Foods, Inc. agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 28, 2017	INVENTURE FOODS, INC.

		By:	/s/ Steve Weinberger
		Name:	Steve Weinberger
		Title:	Chief Financial Officer